Exhibit 23.3
CONSENT OF EXPERT

This Consent of Expert (the "Consent") is granted this 4th day of October 2007 by James W. McLeod, (the "Expert") to Hague Corp., a Nevada corporation (the "Company"), to be effective as of the date of signing.

Pursuant to Item 601(b)(23) of Regulation S-B, the Expert hereby authorizes the Company to use, summarize and reference any professional works, publications, reviews and/or estimates produced by the Expert and/or Expert's biographical information for the purposes of filing a prospectus with the Securities and Exchange Commission, to be made publicly available. Additionally, Expert consents to the use of the Company's summary of the Expert's  “Review and Recommendations Get 1-4 Mineral Claims Railroad Pass Area Esmeralda County, Nevada, USA,” dated April 17,  2007, contained throughout the Company's Form SB-2 Registration Statement, filed herewith. Furthermore, Expert consents to being listed as an "Expert" herein. The Expert acknowledges that any professional judgment on his behalf may produce an impact on the Company's operating and financing strategies.

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IN WITNESS WHEREOF, James W. McLeod, hereby consent to the aforesaid conditions and circumstances and agree to be named an expert pursuant to Section 7(a) of the Securities Act.

By: /s/ James W. McLeod
James W. McLeod